                                                                 EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT

                                 by and between

                                FUJITSU LIMITED,

                                    as Buyer

                                      and

                             ROSS TECHNOLOGY, INC.,

                                   as Seller

                         Dated as of September 30, 1997
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
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
ARTICLE I PURCHASE AND SALE OF STOCK  . . . . . . . . . . . . . . . . . . . .  1
         1.1     Purchase of Stock  . . . . . . . . . . . . . . . . . . . . .  1
         1.2     Consideration  . . . . . . . . . . . . . . . . . . . . . . .  1
         1.3     Closing and Closing Date . . . . . . . . . . . . . . . . . .  2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . .  2
         2.1     Authority  . . . . . . . . . . . . . . . . . . . . . . . . .  2
         2.2     Organization and Good Standing . . . . . . . . . . . . . . .  2
         2.3     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . .  3
                 2.3.1  Outstanding Stock . . . . . . . . . . . . . . . . . .  3
                 2.3.2  Options . . . . . . . . . . . . . . . . . . . . . . .  3
                 2.3.3  Other Arrangements  . . . . . . . . . . . . . . . . .  3
         2.4     Execution of Agreement Causes No Violation . . . . . . . . .  3
         2.6     Financial Condition  . . . . . . . . . . . . . . . . . . . .  4
                 2.6.1  Company Financial Statements  . . . . . . . . . . . .  4
                 2.6.2  Undisclosed Liabilities . . . . . . . . . . . . . . .  4
                 2.6.3  Absence of Certain Changes  . . . . . . . . . . . . .  5
         2.7     No Proceedings . . . . . . . . . . . . . . . . . . . . . . .  5
         2.8     Governmental Approvals . . . . . . . . . . . . . . . . . . .  5
         2.9     Compliance with Laws . . . . . . . . . . . . . . . . . . . .  6
         2.10    Consents . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         2.11    Intellectual Property  . . . . . . . . . . . . . . . . . . .  6
                 2.11.1  Intellectual Property Rights . . . . . . . . . . . .  6
                 2.11.2  Absence of Infringement  . . . . . . . . . . . . . .  7
                 2.11.3  Proprietary Software . . . . . . . . . . . . . . . .  7
                 2.11.4  Trade Secrets  . . . . . . . . . . . . . . . . . . .  7
         2.12    No Brokerage or Finder's Fees  . . . . . . . . . . . . . . .  7
         2.13    Material Misstatements or Omissions. . . . . . . . . . . . .  7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . .  8
         3.1     Authority  . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.2     Organization and Good Standing . . . . . . . . . . . . . . .  8
         3.3     Execution of Agreement Causes No Violation . . . . . . . . .  8
         3.4     Investment Representation  . . . . . . . . . . . . . . . . .  8
ARTICLE IV CONDITIONS PRECEDENT TO CLOSING  . . . . . . . . . . . . . . . . .  8
         4.1     Conditions Precedent to Obligations of Buyer . . . . . . . .  8
                 4.1.1    Representations and Warranties  . . . . . . . . . .  9
                 4.1.2    Corporate Action  . . . . . . . . . . . . . . . . .  9
                 4.1.3    No Prohibition of Transaction . . . . . . . . . . .  9
                 4.1.4    Opinion of Company's Counsel  . . . . . . . . . . .  9




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
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
                 4.1.5    Nasdaq Listing  . . . . . . . . . . . . . . . . . .  9
                 4.1.6    Consents  . . . . . . . . . . . . . . . . . . . . .  9
                 4.1.7    Return of Guarantee . . . . . . . . . . . . . . . .  9
                 4.1.8    Certain Agreements  . . . . . . . . . . . . . . . . 10
                 4.1.9    Supply Agreement in Principle . . . . . . . . . . . 10
         4.2     Conditions Precedent to Obligations of Company . . . . . . . 10
                 4.2.1    Representations and Warranties  . . . . . . . . . . 10
                 4.2.2    Corporate Action  . . . . . . . . . . . . . . . . . 10
                 4.2.3    No Prohibition of Transaction . . . . . . . . . . . 10
                 4.2.4    Supply Agreement in Principle . . . . . . . . . . . 10
                 4.2.5    Nasdaq Listing  . . . . . . . . . . . . . . . . . . 10

ARTICLE V CERTAIN OTHER COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . 11
         5.1     Further Assurances and Disclosures . . . . . . . . . . . . . 11
         5.2     Public Statements  . . . . . . . . . . . . . . . . . . . . . 11
         5.3     Other Actions  . . . . . . . . . . . . . . . . . . . . . . . 11
         5.4     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         5.5     Knowledge and Special Covenant of Buyer  . . . . . . . . . . 11
         5.6     Assurance Letter . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE VI INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . 12
         6.1     The Company's Indemnification  . . . . . . . . . . . . . . . 12
         6.2     Buyer's Indemnification  . . . . . . . . . . . . . . . . . . 12

ARTICLE VII TERMINATION AND ABANDONMENT OF AGREEMENT  . . . . . . . . . . . . 13
         7.1     Grounds for Termination  . . . . . . . . . . . . . . . . . . 13
                 7.1.1    Mutual Consent  . . . . . . . . . . . . . . . . . . 13
                 7.1.2    Breach or Misrepresentation by the Company  . . . . 13
                 7.1.3    Breach or Misrepresentation by Buyer  . . . . . . . 13
                 7.1.4    Prohibition by Law  . . . . . . . . . . . . . . . . 13
                 7.1.5    Failure to Close  . . . . . . . . . . . . . . . . . 14
                 7.2      Effect of Termination . . . . . . . . . . . . . . . 14

ARTICLE VIII GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . 14
         8.1     Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . 14
         8.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         8.3     Assignment; No Third Party Beneficiaries . . . . . . . . . . 15
         8.4     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         8.5     Entire Agreement; Amendments . . . . . . . . . . . . . . . . 15
         8.6     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . 16
                 8.6.1    List of Defined Terms . . . . . . . . . . . . . . . 16
                 8.6.2    Accounting Terms  . . . . . . . . . . . . . . . . . 16
                 8.6.3    Certain Specific Terms  . . . . . . . . . . . . . . 16
                 8.6.4 Material Adverse Effect  . . . . . . . . . . . . . . . 16
         8.7     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 16
         8.8     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . 16

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of September 30, 1997, by and between Fujitsu Limited, a Japanese corporation ("Buyer"), and Ross Technology, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         A. The Company has filed a Certificate of Designation for the Company's new Series B Convertible Preferred Stock, $.001 par value (the "Series B Preferred Stock") in the form attached as Exhibit A. The Company's financial plan for fiscal year 1998 and thereafter (the "Business Plan") referred to below and in the Certificate of Designation has been separately provided to Buyer for purposes of identification under a confirmatory letter dated as of the date of this Agreement, and all references herein or in the Certificate of Designation shall be to such Business Plan, without regard to any subsequent amendment or modification.

         B. Buyer desires to purchase from the Company and the Company desires to sell to Buyer on the other terms and conditions set forth herein, shares of the Series B Preferred Stock of the Company, with such rights, preferences and restrictions as set forth in Exhibit A.

         C. The Special Committee of the Board of Directors of the Company has received a favorable opinion (the "Fairness Opinion") from Robertson, Stephens & Company LLC, dated as of the date hereof, as to the fairness, as of such date, to the Company's Stockholders (other than Buyer) and the Company, from a financial point of view, of the recapitalization transaction.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF STOCK

          1.1    Purchase of Stock.   Subject to the terms and conditions set
forth herein, the Company hereby agrees to sell, transfer and deliver to Buyer on the Closing Date, and Buyer hereby agrees to purchase and accept from the Company on the Closing Date, in exchange for the consideration described in
Section 1.2, Five Hundred Thousand (500,000) shares (the "Shares") of the Company's Series B Preferred Stock, with the rights, preferences and restrictions set forth in Exhibit A.

          1.2 Consideration. At the Closing, Buyer shall pay consideration valued at $50,000,000 to be delivered as follows: Buyer shall wire transfer to Dai-Ichi Kangyo Bank, Ltd. ("DKB") on behalf of the Company, an aggregate amount equal to Fifty Million Dollars (US$50,000,000) (the "Guarantee Payment"), in partial payment of the Company's outstanding indebtedness to DKB; such payment being made in satisfaction of Buyer's obligations under the Letters of Guaranty dated November 18, 1996 and February 20, 1997 between DKB and Buyer (collectively the "DKB Guarantees") pursuant to which Buyer agreed to guarantee certain debt obligations of the Company. Upon the terms and subject to the conditions contained herein, the Company will sell, deliver and transfer the Shares to Buyer at the Closing, and Buyer will purchase and accept the Shares from the Company, in full and complete satisfaction of the Company's obligation to reimburse Buyer for the Guarantee Payment.

          1.3 Closing and Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the Los Angeles office of Morrison & Foerster on or before September 29, 1997, or on such other date and at such other place as may be agreed upon in writing by the parties (the "Closing Date").

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except that those representations and warranties which are stated as of a specific date shall, on the date of the signing and on the Closing Date, be true and correct as of said specified date) as follows:

          2.1 Authority. The Company has the absolute and unrestricted corporate right, power, authority and capacity to execute and deliver this Agreement, and to perform the obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly authorized by the Special Committee of the Board of Directors of the Company and by the full Board of Directors of the Company and no other corporate action by the Company is necessary to authorize this Agreement and the transactions contemplated herein. This Agreement has been duly executed by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights, and by general principles of equity. The Company has delivered or will deliver to Buyer prior to Closing true and correct copies of resolutions of the Special Committee of the Board of Directors of the Company and resolutions of the full Board of Directors of the Company authorizing the transactions contemplated herein.

          2.2 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being and has since its organization been conducted. The Company is qualified or otherwise authorized as a foreign corporation to transact business in, and is in good standing in each other jurisdiction in which such qualification or authorization is required by law and in which failure to qualify or be authorized would have a material adverse effect on the Company's business or properties.

          2.3    Capital Stock.

                 2.3.1 Outstanding Stock. The Company is authorized to issue (i) One Hundred Million (100,000,000) shares of Common Stock, $.001 par value, of which, 23,563,011 shares (excluding treasury shares) are issued and outstanding as of September 25, 1997 and no additional shares of Common Stock shall be issued after such date and prior to the Closing except in connection with the exercise, if any, of employee stock options granted under option plans disclosed in the Company SEC Filings and outstanding as of the date hereof, and
(ii) Seventy Five Million (75,000,000) shares of Preferred Stock, $.001 par value, none of which are issued and outstanding. As of September 25, 1997, 321,429 shares of Common Stock are issued and held in the treasury of the Company. Upon the filing of the Certificate of Designation, the Company will be authorized to issue 500,000 shares of Series B Preferred Stock. No other class of capital stock of the Company is authorized or outstanding. All outstanding shares of the capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The issuance and sale of the Shares has been duly authorized and upon payment therefor as provided herein,
the Shares will be validly issued, fully paid and non-assessable.   There are no
bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding.

                 2.3.2 Options. Except for option plans disclosed in the Company's SEC Filings and the grant of options approved by the Board of Directors or a designated committee of the Board of Directors of the Company, there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options, conversion rights, commitments or other agreements of any kind to issue, transfer, purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock or other equity interest of the Company, and there is no commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets.

                 2.3.3 Other Arrangements. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity or to make or pay any dividend in respect thereof. Except as provided in the Shareholders Agreement dated November 10, 1995, (the "Shareholders Agreement") among the Company, Buyer, Sun Microsystems, Inc. ("Sun Microsystems") and Roger D. Ross, there are no outstanding obligations of the Company to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") or which otherwise relate to the registration of any securities of the Company under the Securities Act. The Company acknowledges and agrees that the Common Stock issuable on conversion of the Shares will have the benefits of the registration rights set forth in the Shareholders Agreement.

          2.4 Execution of Agreement Causes No Violation. The execution and delivery of this Agreement and the consummation or performance of any of the contemplated transactions will not, directly or indirectly: (i) contravene, conflict with or result (with or without notice or lapse of time) in a violation of (x) any of the provisions of the Certificate of

Incorporation or the Bylaws of the Company or (y) any resolution adopted by the Board of Directors; (ii) contravene or conflict with, or result (with or without notice or lapse of time) in a violation of any federal, state, local, municipal, foreign or other law, statute, ordinance, rule, regulation, directive or other legal requirement or any order, judgment, injunction, ruling, decision, writ or sentence rendered by any court, agency or other Governmental Authority ("Law") to which the Company, or any of the assets owned or used by the Company, may be subject; (iii) contravene or conflict with, or result (with or without notice or lapse of time) in a violation or material breach of any of the provisions of, or give any person or entity the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract, license, permit, or authorization to which the Company is a party or under which the Company has any rights, or by which the Company, or any of the assets owned or used by the Company, may be bound; or (iv) result (with or without notice or lapse of time) in the imposition or creation of any lien, charge, encumbrance, or other restriction upon or with respect to any of the assets of the Company; other than (in the cases of clauses (ii), (iii) and (iv) only) such as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the business, assets, condition (financial or other) or operating results of such party, taken as a whole.

          2.5    Intentionally omitted.

          2.6    Financial Condition.

                 2.6.1 Company Financial Statements. The financial statements of the Company included in the Company filings with the Securities and Exchange Commission (the "Company SEC Filings") have been prepared in accordance with GAAP consistently applied and consistent with prior periods, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The balance sheets of the Company included in the Company SEC Filings fairly present in all material respects the financial position of the Company as of their respective dates, and the related statements of operations, stockholders' equity and cash flows included in the Company SEC Filings fairly present in all material respects the results of operations of the Company for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures.

                 2.6.2 Undisclosed Liabilities. Except (i) as disclosed in the Company SEC Documents, including any exhibits to the SEC Filings, and (ii) for liabilities and obligations (a) incurred subsequent to June 30, 1997 in the ordinary course of business and consistent with past practice, or (b) pursuant to the terms of this Agreement, the Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or could reasonably be expected to have, a Material Adverse Effect on the Company, or would be required by GAAP to be reflected on a balance sheet of the Company (including the notes thereto).

                 2.6.3 Absence of Certain Changes. Except as set forth in the Company SEC Filings hereto, since June 30, 1997, the Company has not (i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any material liabilities (absolute or contingent), except in the ordinary course of business, (iii) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet of the Company as of June 30, 1997 and current liabilities incurred since the date of such balance sheet in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders (in cash, stock or property) or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets, or canceled or compromised any debts or claims except in the ordinary course of business or as otherwise contemplated hereby, (vii) sold, assigned or transferred (except to Buyer) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets,
(viii) made any changes in executive officer or executive compensation or severance terms other than changes submitted in writing to the Board of Directors of the Company or a designated committee of the Board and approved by Buyer's representatives on the Board or such committee, (ix) changed any of its accounting methods or practices, except as required by a change in GAAP, (x) agreed, in writing or otherwise, to take any of the actions listed in clauses
(i) through (ix) above, (xi) suffered any material adverse effect or waived any rights of substantial value, whether or not in the ordinary course of business, except to the extent such material adverse effect or waiver of rights have been disclosed in reasonable detail in meetings of the Board of Directors of the Company in the presence of Buyer's representatives, or (xii) entered into any material transaction (other than transactions between the Company and Buyer) or otherwise conducted its business, except in the ordinary course of business or as otherwise contemplated hereby.

          2.7 No Proceedings. Except for claims asserted by Roger Ross and certain ongoing litigation with respect to Reliance Computer Corp., each of which has been disclosed to Buyer, and except for claims that have been disclosed in the Company's filings with the Securities and Exchange Commission and the Company's discussions, correspondence and proceedings involving NASDAQ related to the recapitalization of the Company provided for herein (the "NASDAQ Proceedings"), there is no claim, lawsuit, litigation, arbitration, governmental or administrative enforcement action or inquiry or any investigation ("Proceedings") pending or to the knowledge of the Company threatened against the Company or affecting the Company or its properties or rights, either alone or together with other similar actions, the outcome of which would reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement, or (iii) prevent the consummation of transactions contemplated herein, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority issued and outstanding against the Company having, or which could reasonably be anticipated to have, any such effect.

          2.8 Governmental Approvals. No filing, declaration or registration with, or permit, authorization, consent or approval of, any federal, state, local or foreign government, court, arbitral tribunal or arbitrator of any kind or other administrative, governmental or other regulatory agency, commission, authority, board, bureau or instrumentality of any kind (each, a "Governmental Authority") is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein, except for (i) the filing of a Certificate of Designation with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) the notice to stockholders of the Company required by NASDAQ and any notice required to be made to NASDAQ in connection with the issuance of the Shares, and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Company to consummate the transactions contemplated herein or the ability of the Company to conduct its business after the Closing substantially as currently conducted by the Company and would not otherwise have a Material Adverse Effect on the Company.

          2.9 Compliance with Laws. The business of the Company is not being conducted in default or violation of, and the Company is not in default under or in violation of, any term, condition or provision of (i) its Certificate of Incorporation or Bylaws, (ii) any material contract to which the Company is a party, or (iii) any order of any Governmental Authority to which the Company is or was subject, or any Law to which the Company is or was subject, except, in the case of clauses (ii) and (iii) only, for such defaults or violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except for the NASDAQ Proceedings, no investigation or review by any Governmental Authority or other entity with respect to the Company is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Authority or other entity indicated an intention to conduct the same, other than those investigations or reviews of which the outcome would not reasonably be expected to have a Material Adverse Effect on the Company.

          2.10 Consents. Except for the waiver by Sun Microsystems of its preemptive rights under the Shareholders Agreement (which such waiver has been obtained), no consent, approval or other action of any third party is required to be obtained by the Company in connection with the transactions contemplated herein.

          2.11   Intellectual Property.

                 2.11.1 Intellectual Property Rights. The Company owns, or is licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, servicemarks, copyrights, industrial models, mask works, trade secrets, know-how, algorithms and processes, and applications for patents, trademarks, copyrights and servicemarks (collectively, "Intellectual Property Rights") necessary for the conduct of its business as presently conducted or as proposed to be conducted, except where the failure to own or have licenses to such rights would not be reasonably expected to have a Material Adverse Effect. The Company has valid licenses to all copies of all Intellectual Property Rights that are not owned by it and are used by it in connection with the conduct of its business ("Third Party IP"), and the use by the Company of such Third Party IP, including without limitation all modifications and enhancements thereto (whether or not created by the Company), complies with such license (except for any such failures to have such licenses or such noncompliance as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company).

                 2.11.2 Absence of Infringement. The use by the Company of all Intellectual Property Rights used in the conduct of its business as presently conducted or as proposed to be conducted does not infringe the rights of any person in any manner which has, or would reasonably be expected to have, a Material Adverse Effect on the Company. No claims are pending or, to the best knowledge of the Company, threatened by any person against the Company as to the use of any Intellectual Property Rights. To the Company's best knowledge, no third person is infringing on the Intellectual Property Rights of the Company in a manner, which would reasonably be expected to have a Material Adverse Effect on the Company.

                 2.11.3 Proprietary Software. The Company owns all right, title and interest in and to all software marketed or licensed by the Company to customers or held for use or in development for marketing and licensing to customers (collectively, the "Proprietary Software"), except such software which, if not so owned, would not be reasonably expected to have a Material Adverse Effect on the Company.

                 2.11.4 Trade Secrets. Without limiting the generality of the foregoing, no third party has claimed or notified the Company that any person employed by or otherwise affiliated with the Company has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and, to the best knowledge of the Company, no person employed by or otherwise affiliated with the Company has employed any trade secrets or any information or documentation proprietary of any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any products of the Company, except for any such events that would not reasonably be expected to have a Material Adverse Effect on the Company.

          2.12 No Brokerage or Finder's Fees. Except for the fees of Robertson, Stephens & Company LLC, charged in connection with their rendering the Fairness Opinion, which fees are to be borne solely by the Company, neither the Company nor any person acting on behalf of the Company has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or similar amounts with respect to transactions contemplated by this Agreement.

          2.13 Material Misstatements or Omissions. No representation or warranty by the Company contained in this Agreement or in the respective schedules related thereto, and no document or certificate furnished or to be furnished to Buyer in connection herewith or with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements of fact contained herein or therein not misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         As of the date hereof and again as of the Closing Date, Buyer represents and warrants to the Company as follows:

         3.1 Authority. The execution and delivery of this Agreement by Buyer and the performance by Buyer of the transactions contemplated herein have been duly authorized by Buyer, and no other corporate action on the party of Buyer is necessary to authorize this Agreement and the performance of such transactions. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights, and by general principles of equity. Buyer has the absolute and unrestricted corporate right, power, and authority to execute and deliver this Agreement, and to perform the obligations hereunder, and has duly authorized, executed and delivered this Agreement.

         3.2 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Japan.

         3.3 Execution of Agreement Causes No Violation. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the contemplated transactions will, directly or indirectly: (a) contravene, conflict with or result (with or without notice or lapse of time) in a violation of (i) any of the provisions of the charter documents of Buyer or (ii) any resolution adopted by the Board of Directors or the stockholders of the Buyer; (b) materially contravene or conflict with, or result (with or without notice or lapse of time) in a violation of any Law to which the Buyer, or any of the assets owned or used by the Buyer, is subject; or (c) materially contravene or conflict with, or result (with or without notice or lapse of time) in a material violation or breach of any of the provisions of, or give any person or entity the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract, license, permit, or authorization to which Buyer is a party or under which Buyer has any rights, or by which Buyer, or any of the assets owned or used by Buyer, may be bound.

         3.4 Investment Representation. Buyer is acquiring the Shares for its own account, not as a nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution thereof. Buyer understands that the Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration requirements of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer's representation set forth in this Section 3.4.

                                   ARTICLE IV

                        CONDITIONS PRECEDENT TO CLOSING

         4.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions at the Closing Date. If Buyer waives all or any part of any such condition, and closes the transactions contemplated hereby such waiver shall release the Company from any covenant, obligation, agreement or condition and from any liability for any loss or damage sustained by Buyer by reason of the breach by the Company of such covenant, obligation, agreement or condition contained herein, or by reason of any misrepresentation made by the Company (except for intentional breaches or misrepresentations); provided that any breach of any such covenant, obligation, agreement or any such misrepresentation has been expressly and fully disclosed in writing to Buyer prior to the Closing, with specific reference to the Section of this Agreement breached.

                 4.1.1 Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement and in the Schedules and other documents delivered in connection herewith and pursuant to the transactions contemplated hereby shall be true and accurate in all material respects. Buyer shall have received a certificate dated the Closing Date, executed by an authorized officer of the Company, to the foregoing effect.

                 4.1.2 Corporate Action All necessary corporate action required to authorize the transactions contemplated hereby shall have been taken, the Company shall have received the approval of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company, and the Company shall have executed and filed a Certificate of Designation describing the rights, preferences, limitations and restrictions of the Series B Preferred Stock (the "Certificate of Designation") in the form attached as Exhibit A.

                 4.1.3 No Prohibition of Transaction. No Law shall have the effect of making the transactions contemplated by this Agreement illegal or otherwise prevent the transactions contemplated by this Agreement, and no Proceeding shall be pending or threatened in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                 4.1.4 Opinion of Company's Counsel. Buyer shall have received a legal opinion from, Irell & Manella LLP, counsel for the Company, with respect to the matters set forth in Exhibit 4.1.4.

                 4.1.5    Nasdaq Listing.   Nasdaq shall not have revoked or
amended in any materially adverse manner its previously issued letter which confirmed that the Company's Common Stock would continue to be listed following the closing of the transactions contemplated herein.

                 4.1.6 Consents. The Company shall have obtained all consents of third parties required to consummate the transactions contemplated herein, including all Governmental Approvals, which Buyer may reasonably deem necessary or appropriate so that consummation of the transactions contemplated herein will be in compliance with Law.

                 4.1.7 Return of Guarantee. On receipt of the Guarantee Payment by DKB, and contemporaneously with the Closing, Buyer shall receive from DKB the original DKB Guarantees canceled as of the Closing.

                 4.1.8 Certain Agreements. Buyer and the Company shall have entered into an Agreement for Reimbursement of Wafer Payments, on terms acceptable to Buyer and the Company, settling any and all claims between the parties with respect to wafer supply matters and any related adjustment and/or reimbursement obligations through the Closing Date.

                 4.1.9 Supply Agreement in Principle. Buyer and the Company shall have agreed in principle to the material terms of a new Wafer Supply Agreement.

         4.2 Conditions Precedent to Obligations of the Company. The obligation of the Company to close the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions at the Closing Date. If the Company waives all or any part of any such condition, and closes the transactions contemplated hereby such waiver shall release Buyer from any covenant, obligation, agreement or condition and from any liability for any loss or damage sustained by the Company by reason of the breach by Buyer of such covenant, obligation, agreement or condition contained herein, or by reason of any misrepresentation made by the Buyer (except for intentional breaches or misrepresentations); provided that any breach of any such covenant, obligation, agreement or any such misrepresentation has been expressly and fully disclosed in writing to the Company prior to the Closing, with specific reference to this Agreement.

                 4.2.1 Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement and in the Schedules and other documents delivered in connection herewith and pursuant to the transactions contemplated hereby shall be true and correct in all material respects. The Company shall have received a certificate dated the Closing Date, executed by an authorized officer of Buyer, to the foregoing effect.

                 4.2.2    Corporate Action.   All necessary corporate action,
required to authorize the transactions contemplated hereby, shall have been taken and the Company shall have received the approval of the Special Committee of the Board of Directors of the Company.

                 4.2.3 No Prohibition of Transaction. No Law shall have the effect of making the transactions contemplated by this Agreement illegal or otherwise prevent the transactions contemplated by this Agreement, and no Proceeding shall be pending or threatened in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement for the consummation of the transactions contemplated hereby.

                 4.2.4 Supply Agreement in Principle. Buyer and the Company shall have agreed in principle to the material terms of a new Wafer Supply Agreement.

                 4.2.5 Nasdaq Listing. Nasdaq shall not have revoked or amended in any materially adverse manner its previously issued letter which confirmed that the Company's Common Stock would continue to be listed following the closing of the transactions contemplated herein.

                                   ARTICLE V

            CERTAIN OTHER COVENANTS AND UNDERSTANDINGS OF THE PARTIES

         5.1 Further Assurances and Disclosures. The Company and Buyer shall use their respective reasonable efforts to assure that all conditions precedent to the Closing shall have been met including the obtaining of all consents, if any, required to consummate the transaction contemplated herein. The Company shall promptly disclose to Buyer any inaccurate information provided in connection with the signing of this Agreement, and any new information relating to any event occurring after the date of this Agreement which makes any such Schedules incomplete or inaccurate; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties made in this Agreement or the Schedules.

         5.2 Public Statements. Each party hereto agrees, before the Closing, not to make, issue or release any further announcement, statement or acknowledgment, whether to the public generally, or to suppliers or customers, about the existence of, or the status of, the transactions provided for herein, without first consulting with the other party hereto. Nothing in this section shall prevent any party from making statements or filings in order to satisfy such party's legal obligations.

         5.3 Other Actions. Each party hereto agrees to execute and to deliver such instruments, in form and substance mutually agreeable to the parties, as another party may reasonably require in order to carry out the terms of this Agreement or the transactions contemplated by this Agreement.

         5.4 Expenses. All expenses incurred by any party hereto shall be borne by the party incurring the same.

         5.5     Acknowledgment of Buyer Regarding the Company's
Representations and Warranties. The Company shall not be liable for breach of representation hereunder if the Company can establish by a clear preponderance of the evidence both of the following:

         (1) Buyer had Actual Knowledge at the time of execution of this Agreement that the representation breached by the Company was false;

         (2) No senior executive officer of the Company had knowledge (excluding constructive knowledge) that the representation breached by the Company was false.

         Buyer shall be regarded as having Actual Knowledge of information that was disclosed (a) in a written presentation to, or in a formal and detailed oral presentation to, any meeting of the Board of Directors of the Company or any of its committees on which one or more employees of Buyer serves, provided that at least one such employee of Buyer was in fact present at such meeting (and provided further that disclosure of such information by such Board or committee member to Buyer is consistent with the confidentiality and fiduciary duties of such Board or committee member to the Company); (b) in tangible written form to any executive officer of Buyer by any executive officer of the Company; or (c) in any filings made by the

Company with the Securities and Exchange Commission; in each case, provided that such disclosure would put a reasonable recipient on notice of the inaccuracy of such representation and that such disclosure was not superseded by other inconsistent statements of Company representatives.

         5.6 Assurance Letter. The Company acknowledges that, based on the Business Plan through fiscal year 1998, the funding provided through the purchase of the Series B Preferred Stock and the availability of a credit line of $20 million guaranteed by Buyer, should (assuming the Company's timely receipt of $13.5 million in funding through payments contemplated to be payable to the Company under the Viper Development Agreement between the parties (dated June 25, 1997) or otherwise provided to the Company by Buyer after the date hereof and prior to March 31, 1998) avoid any cash flow shortages through
fiscal year 1998.   Based on the foregoing, Buyer and the Company agree that
Buyer's obligations to the Company under that certain Letter dated June 18, 1997 from Buyer to the Company shall be fully satisfied and extinguished on and as of the Closing.

                                   ARTICLE VI

                                INDEMNIFICATION

         6.1 The Company's Indemnification. The Company agrees to indemnify, defend and hold harmless Buyer and its officers, directors, shareholders, employees, agents and affiliates ("Indemnified Buyer") against any and all losses, claims, damages or liabilities and actions, and any reasonable legal or other expenses or costs incurred by any Indemnified Buyer in connection with any such loss, claim, damage, liability or action, regardless of whether an action or claim has been filed or asserted against an Indemnified Buyer after the Closing Date, arising from, in connection with or with respect to the following items (the "Indemnified Buyer Losses"): (a) any misrepresentation made by the Company, or breach or inaccuracy of any representation or warranty (whether made as of the signing of this Agreement, as of the Closing or as of any other date specified in such representation or warranty) made by the Company under this Agreement or in any other agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby (except for any such unintentional breach, inaccuracy or misrepresentation that has been disclosed by the Company to Buyer in writing prior to the closing, if Buyer elects to close notwithstanding); (b) any nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of the Company under this Agreement or any other agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby (except for any such unintentional nonfulfillment or failure to comply that has been disclosed by the Company to Buyer in writing prior to the closing, if Buyer elects to close notwithstanding).

         6.2 Buyer's Indemnification. Buyer agrees to indemnify, defend and hold harmless the Company against any and all losses, claims, damages or liabilities or actions, and any reasonable legal or other expenses or costs incurred by the Company in connection with any such loss, claim, damage, liability or action, regardless of whether an action or claim has been filed or asserted against the Company after the Closing Date, arising from, in connection with or with respect to the following items (the "Indemnified Seller Losses"): (a) any misrepresentation made by Buyer, or breach or inaccuracy of any representation or warranty made by Buyer under this Agreement or in any other agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby (except for any such unintentional breach, inaccuracy or misrepresentation that has been disclosed by Buyer to the Company in writing prior to the closing, if the Company elects to close notwithstanding); (b) any nonfulfillment of or failure to comply with any agreement, condition or covenant on the part of Buyer under this Agreement or in any other agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby (except for any such unintentional nonfulfillment or failure to comply that has been disclosed by Buyer to the Company in writing prior to the closing, if the Company elects to close notwithstanding).

                                  ARTICLE VII

                    TERMINATION AND ABANDONMENT OF AGREEMENT

         7.1 Grounds for Termination. Upon notice given by the party entitled to terminate under this Section 7.1 (except in the case of termination under Section 7.1.1, where a written agreement between the parties shall be required), this Agreement may be terminated and the transactions herein contemplated may be abandoned at any time on or before the Closing Date only in accordance with the following provisions:

                 7.1.1 Mutual Consent. By mutual consent of the Buyer and the Company.

                 7.1.2 Breach or Misrepresentation by the Company. By Buyer, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any material representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 4.1 would be incapable of being satisfied by the Closing Date, provided that, in any case, an intentional breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1.2.

                 7.1.3 Breach or Misrepresentation by Buyer. By the Company, upon a breach of any material representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, of if any material representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 4.2 would be incapable of being satisfied by the Closing Date, provided that, in any case, an intentional breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1.3.

                 7.1.4 Prohibition by Law. By either Buyer or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, execution order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making, or any such Governmental Entity shall have commenced, or threatened to commence, any proceeding which, if adversely determined, would have the effect of making, the Agreement illegal or otherwise materially restricting or prohibiting consummation of the Agreement.

                 7.1.5 Failure to Close. By either Buyer or the Company, if the Closing has not occurred by 5:00 p.m. on September 30, 1997, Los Angeles time.

         7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.2, this Agreement shall forthwith become void, there shall be no liability on the part of the Company or Buyer, its officers, directors or stockholders to the other party hereto all rights and obligations of any party hereto shall cease. Notwithstanding the foregoing, nothing contained in Section 7.2 shall relieve any party hereto of any Liability for breach of this Agreement, or for any misrepresentation hereunder, or be deemed a waiver of any remedy otherwise available for such breach or misrepresentation.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 Schedules. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties in the section of the Agreement to which they expressly relate and to no other representation or warranty in the Agreement (except where there is a specific cross-reference contained herein) unless it would be otherwise obvious to any reasonable person reviewing any such Schedules that such Schedules disclosed matters required to be disclosed pursuant to other sections of the Agreement.

         8.2 Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given when delivered in person or by private courier or delivery service, or transmitted by facsimile transmission (confirmed by receipt of successful transmission in writing), or five days after being mailed by certified or registered mail, postage prepaid, as indicated below. Any party may change its address for notices by providing notice of the change to the other parties.

         Buyer:           Fujitsu Limited
                          1015 Kamikodanaka
                          Nakahara-Ku, Kawasaki 211 Japan
                          Attention: Mr. T. Matsuoka
                          Phone: 011-81-44-754-8646
                          Fax: 011-81-44-754-8503

         With a copy to:  Morrison & Foerster
                          555 West Fifth Street, Suite 3500
                          Los Angeles, CA  90013-1024
                          Attention:  Stephen P. Rothman, Esq.
                          Phone:  (213) 892-5237
                          Fax:    (213) 892-5454

                          Morrison & Foerster
                          AIG Building, 7th Floor
                          1-1-3 Marunouchi, Chiyoda-ku
                          Tokyo 100 Japan
                          Attention:  Ken Siegel
                          Phone: 011-81-3-3214-6522
                          Fax:   011-81-3-3214-6512

         Company:         Ross Technology, Inc.
                          5316 Highway
                          290 West, Suite 500
                          Austin, Texas 78735
                          Attention: Jack Simpson
                          Phone: (512) 436-2000
                          Fax: (512) 892-3402

         With a copy to:  Irell & Manella LLP
                          1800 Avenue of the Stars,
                          Suite 900
                          Los Angeles, CA 90067
                          Attention:  David A. Dull, Esq.
                          Phone: (310) 277-1010
                          Fax:   (310) 203-7199

         8.3 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any part thereof shall be assignable by operation of law or otherwise by any party without the prior written consent of the other parties; provided, however, that Buyer shall be entitled to assign its rights and obligations under this Agreement to any Subsidiary or Affiliate of Buyer
without the Company's consent.   Nothing contained in this Agreement, express
or implied, is intended to confer upon any Person or entity other than the parties hereto, and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless expressly so stated.

         8.4 Waiver. The waiver by any party of any instance of any other party's noncompliance with any obligation or responsibility herein shall not be deemed a waiver of other instances or of any party's remedies for such noncompliance.

         8.5 Entire Agreement; Amendments. This Agreement and the agreements, documents, schedules, exhibits and certificates specifically referred to herein or required to be delivered pursuant to the terms hereof, represent the entire, final agreement of the parties hereto with respect to the subject matter hereof, superseding all prior agreements, understandings, representations, warranties, discussions, negotiations and commitments of any kind. This Agreement may not be amended or supplemented, nor may any rights be waived, except is a writing signed by each of the parties affected thereby.

         8.6     Definitions.

                 8.6.1 List of Defined Terms. Exhibit 8.6.1 contains a complete list of the terms defined in this Agreement and the sections of this Agreement in which such definitions are found.

                 8.6.2 Accounting Terms. In this Agreement, "GAAP" means generally accepted accounting principles as used in the United States. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

                 8.6.3 Certain Specific Terms. In this Agreement: (a) the term "Affiliate" of a Person means a Person controlling, under common control with or controlled by such Person; (b) the term "Person" means any individual, partnership, joint venture, corporation, trust or incorporated organization or any other business entity, in each case whether acting in an individual, fiduciary or other capacity; (c) the term "Subsidiary" of a Person means a corporation as to which 50% or more of the outstanding voting stock is owned or controlled, directly or indirectly, by that Person.

                 8.6.4 Material Adverse Effect. Any determination under this Agreement as to whether there has been (or is reasonably likely to be) a Material Adverse Effect shall be made in comparison to the baseline expected performance as provided in the Business Plan.

         8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.8 Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California, without reference to its conflicts of law rules.

                       [NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.

                     Buyer:           Fujitsu Limited,
                                      a Japanese corporation

                                      By: /s/ YOSHIRO YOSHIOKA
                                          --------------------------------------
                                      Name:   Yoshiro Yoshioka
                                            ------------------------------------
                                      Title:   Senior Vice President and Group
                                               President Computer Systems Group
                                               ---------------------------------

                     Company:         ROSS Technology, Inc.,
                                      a Delaware corporation

                                      By: /s/ JACK W. SIMPSON
                                         ---------------------------------------
                                      Name:   Jack W. Simpson
                                           -------------------------------------
                                      Title:  President and CEO
                                            ------------------------------------

                                List of Exhibits

Exhibit                                  Content
-------                                  -------
Exhibit A                                Certificate of Designation
Exhibit 4.1.4                            Form of Opinion of Company's Counsel
Exhibit 8.6.1                            List of Defined Terms

                                                                 EXHIBIT A



                         CERTIFICATE OF DESIGNATION OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                             ROSS TECHNOLOGY, INC.

          ROSS Technology, Inc., (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          1.     The name of the corporation is ROSS Technology, Inc.

          2. The certificate of incorporation of the Corporation authorizes the issuance of 75,000,000 shares of Preferred Stock, $.001 par value, and expressly vests in the Board of Directors of the corporation the authority provided therein to provide for the issuance of said shares in series and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

          3. The Corporation previously authorized a series of Preferred Stock designated the "Series A Convertible" issue of Preferred Stock. The Certificate of Incorporation of the Corporation was amended to delete the Series A Convertible Preferred Stock, such series is no longer authorized and no shares of such series are currently issued and outstanding.

          4. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a "Series B Convertible" issue of Preferred Shares:

          RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be and hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                      SERIES B CONVERTIBLE PREFERRED STOCK

          1. Designation And Amount. The shares of such series shall be designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 500,000.

          2.     Dividends.

          (a) The Series B Preferred Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor; provided, however, that no dividends shall be declared or paid upon the Common Stock or any other stock ranking on liquidation junior to the Series B Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock") unless (i) after the payment of the dividend on the Common Stock and Junior Stock (and the simultaneous dividend on the Series B Preferred Stock) the Company's net worth exceeds the aggregate liquidation preference of the Series B Preferred Stock (provided that this clause (i) shall not apply if the dividend is approved by the holders of a majority of the outstanding shares of Series B Preferred Stock) and (ii) there shall be simultaneous declaration or payment, as applicable, of a dividend upon the Series B Preferred Stock.

          (b) In the case of any dividend being declared upon the Common Stock, the dividend which shall be declared upon each share of Series B Preferred Stock as a condition to such dividend upon the Common Stock shall be equal in amount to the dividend payable upon that number of shares of Common Stock acquirable upon conversion of a share of Series B Preferred Stock immediately before the declaration of such dividend, with such conversion being based on the then applicable Conversion Price determined in accordance with
Section 5(a) as of the record date for the declaration of such dividend on the Common Stock.

          (c) In the case of any dividend being declared upon any class of Junior Stock that is convertible into Common Stock, the amount of the dividend which shall be declared upon each share of Series B Preferred Stock as a condition to such dividend on Junior Stock, divided by the number of shares of Common Stock acquirable upon conversion of a share of Series B Preferred Stock, shall equal the amount of the dividend declared upon each share of such class of Junior Stock, divided by the number of shares of Common Stock acquirable upon conversion of a share of such class of Junior Stock, in each case assuming such conversion occurred immediately before the declaration of such dividend.

          (d) In the case of any dividend being declared upon any class of Junior Stock (other than Common Stock) that is not convertible into Common Stock, the amount of the dividend which shall be declared upon each share of Series B Preferred Stock as a condition to such dividend on such Junior Stock shall be as determined by the Board of Directors at the time of such declaration.

          (e) Holders of shares of Series B Preferred Stock shall be entitled to share equally, share for share, in all such dividends declared upon the Series B Preferred Stock.

          3.     Liquidation, Dissolution Or Winding Up.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series B Preferred Stock (such Preferred Stock that is senior to the Series B Preferred Stock being referred to hereinafter as "Senior Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock or other Junior Stock, an amount equal to $100.00 per share ("Liquidation Preference") (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares). If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of any other Senior Stock shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series B Preferred Stock (such Preferred Stock ranking on liquidation on parity with the Series B Preferred Stock being referred to as "Parity Stock"), shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. Except as set forth in this clause (a), holders of shares of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the Corporation.

          (b) The merger or consolidation of the Corporation with or into any other corporation or entity, or the sale or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 3.

          4.     Voting.

          (a) Series B Preferred Stock shall not be entitled to vote in elections of directors. Series B Preferred Stock shall be entitled to vote on such matters as provided herein and on such other matters as to which such stock is, as a matter of law, entitled to vote.

          (b) With respect to any matter as to which Series B Preferred Stock is entitled to vote, each issued and outstanding share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock is convertible (as adjusted from time to time pursuant to Section 5 hereof). Except as otherwise provided by law, or by the provisions of paragraph (c) and (d) below, holders of Series B Preferred Stock entitled to vote, shall vote together with the holders of any other Preferred Stock and Common Stock as a single class.

          (c) The consent of holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of stockholders called for such purpose, shall be necessary to amend, modify or repeal any provision of the Certificate of Incorporation (including any provision of the Certificate of Designation of Series B Convertible Preferred Stock) in any manner which would adversely affect the powers, preferences or special rights of the Series B Preferred Stock. The authorization or creation of any shares of any class or series of Senior Stock or Parity Stock of the Corporation or the reclassification of any authorized stock of the Corporation into any such Senior Stock or Parity Stock, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase shares of any such Senior Stock or Parity Stock shall be deemed to adversely affect the Series B Preferred Stock. The authorization or creation of any shares of any class or series of Junior Stock of the Corporation or the reclassification of any authorized stock of the Corporation into any such Junior Stock, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase shares of any such Junior Stock shall be deemed not to adversely affect the powers, preferences or special rights of the Series B Preferred Stock.

          (d) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a separate class, in person or proxy, either in writing without a meeting or at a special or annual meeting of stockholders called for such purpose, shall be necessary to authorize or effect (i) any sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation; (ii) any merger or consolidation or other reorganization of the Corporation with or into another corporation; (iii) the acquisition by the Corporation of another corporation whether by means of a purchase of stock or the purchase of all or substantially all of the assets of such corporation or otherwise if holders of the Common Stock of the Corporation are entitled to vote to authorize or effect such acquisition; (iv) a liquidation, winding up or dissolution of the Corporation or adoption of any plan of the same.

          5.     Conversion Rights.

          (a)    Definitions.

                 "Conversion Price" shall mean the Market Price of the Common Stock; except that (i) during the two year period following the initial issuance of shares of Series B Preferred Stock, the Conversion Price shall be equal to $2.50; and (ii) on the occurrence of a Special Conversion Event, the Conversion Price shall be equal to the lower of Market Price and $2.00; provided that the Conversion Price shall in no event be less than $1.00.

                 "Market Price" shall mean, as of any date, the value of the Common Stock, determined based on the average closing sales price for such stock on The Nasdaq National Market (or if not traded thereon, then on the primary exchange on which the Common Stock is then traded) for the last five consecutive trading days immediately prior to the date of determination, as reported by the Wall Street Journal. In the absence of an established market for the Common Stock, the Market Price shall be determined in good faith by the Board of Directors of the Corporation.

                 "Special Conversion Event" shall mean and shall be deemed to occur :

          (i) in the event (x) the Corporation shall commence any case, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, winding-up, liquidation, dissolution or other relief with respect to it or its debts, or (y) the Corporation shall commence any case, proceeding or other action seeking appointment of a receiver, trustee or custodian or other similar official for it or for all or any substantial part of its assets, or if the Corporation shall make a general assignment for the benefit of its creditors, or (z) there shall be commenced against the Corporation, any case, proceeding or other action of a nature referred to in clause (x) or (y) which results in an entry of an order for adjudication or appointment or which remains undismissed for 60 days after commencement; or

           (ii) upon the declaration of the existence of such an event by the holders of a majority of the outstanding shares of Series B Preferred Stock at any time during the ninety day period following any request by the Corporation for funding or credit support from Fujitsu Limited ("Fujitsu") (including any increase in Fujitsu's guarantee of the Corporation's debt or other obligations in excess of $20,000,000, but excluding payments made by Fujitsu in the ordinary course of business or as otherwise expressly agreed in writing by the parties), which request is (a) made with respect to the Corporation's fiscal year 1998 and is in excess of the requirements for funding by Fujitsu set forth in the Corporation's financial plan for the fiscal year 1998 or (b) made with respect to any fiscal period after the Corporation's fiscal year 1998 (each a "Triggering Event"). Failure to declare a Special Conversion Event after any Triggering Event shall not limit the right of the majority holders of the Series B Preferred Stock to declare a Special Conversion Event within the ninety day period following any other or subsequent Triggering Event.

          (b) Each share of Series B Preferred Stock may be converted at any time, at the option of the holder thereof, in the manner hereinafter provided, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference per share of Series B Preferred Stock by the

Conversion Price, defined above. On such conversion holders of the Series B Preferred Stock shall be entitled to be paid an amount equal to any declared and unpaid dividends.

          (c) The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series B Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this paragraph (c), be issuable upon conversion of any Series B Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed based upon the then applicable Conversion Price.

          (d) Whenever the Conversion Price shall be adjusted as provided in Section 6 hereof, the Corporation shall forthwith cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series B Preferred Stock at his or its address appearing on the stock register. Such notice shall set forth in reasonable detail the facts requiring such adjustment and the conversion rate that will be effective after such adjustment. If such notice relates to an adjustment resulting from an event referred to in paragraph 6(c), such notice shall be included as part of the notice required to be mailed and published under the provisions of paragraph 6(c) hereof.

          (e) In order to exercise the conversion privilege, the holder of any Series B Preferred Stock to be converted shall surrender his or its certificate or certificates therefore to the Corporation at its principal office, and shall give written notice to the Corporation at such office that the holder elects to convert the Series B Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series B Preferred Stock or shares of Common Stock upon conversion thereof and applicable federal and state securities laws. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. In case the notice specifies a name or names other than the holder's name, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of the shares of Common Stock in such name or names. The date of receipt by the Corporation of the certificates and notice shall be the conversion date. As soon as practicable, and in any event within five business days after receipt of such notice and the surrender of the certificate or certificates for Series B Preferred Stock as aforesaid, and if applicable, the payment of all transfer taxes, the Corporation shall deliver or cause to be delivered at such office to such holder, (i) a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in paragraph (c) of this Section 5 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion; and (ii) if less than the full amount of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates for the number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates less the number of shares of Series B Preferred Stock converted.

          (f) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

          (g) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon upon such surrender. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

          6.    Anti-Dilution and Notice Provision.

          (a) In order to prevent dilution of the right granted hereunder, the Conversion Price (except at such times when the Conversion Price equals the Market Price pursuant to paragraph 5(a)) shall be subject to adjustment from time to time in accordance with paragraph 6(b). At any given time the Conversion Price, shall be that dollar (or part of a dollar) amount the payment of which shall be sufficient at the given time to acquire one share of the Corporation's Common Stock upon conversion of shares of Series B Preferred Stock. Upon each adjustment of the Conversion Price pursuant to this Section 6, the registered holder of shares of Series B Preferred Stock shall thereafter be entitled to acquire upon conversion, at the Conversion Price resulting from such adjustment, the number of shares of the Corporation's Common Stock obtainable by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares of the Corporation's Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

          (b) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, or declare a dividend or make any other distribution upon the stock of the Corporation payable in Common Stock, the Conversion Price in effect immediately prior to such subdivision, dividend or distribution shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. For purposes of this paragraph 6(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, or (y) to subscribe for or purchase Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock issued upon the declaration of such dividend or the making of such other distribution.

          (c)   In the event that:

                (1) the Corporation shall declare any cash dividend upon its Common Stock, or

                (2) the Corporation shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

                (3) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

                (4) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

                (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

then, in connection with such event, the Corporation shall give to the holders of the Series B Preferred Stock:

                (i) at least twenty (20) days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

                (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series B Preferred Stock at the address of each such holder as shown on the books of the Corporation.

          (d) If at any time or from time to time on or after the filing date of this Certificate of Designation, the Corporation shall grant, issue or sell any options, convertible securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock of the Corporation, then each holder (as of the date of such grant, issuance or sale) of Series B Preferred Stock shall be entitled to acquire (within thirty
(30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under paragraph 6(c)) and upon the terms applicable to such Purchase Rights either:

          (i) the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Series B Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Series B Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series B Preferred Stock specifically to request delivery of such rights; or

          (ii) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

          (e) If any event occurs as to which, in the opinion of the Board of Directors of the Corporation, the provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series B

Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 6 except in the case of a combination of shares of a type contemplated in paragraph 6(b) and then in no event to an amount larger than the Conversion Price as adjusted pursuant to paragraph 6(b). .

          7.       No Redemption Rights.

          The Series B Preferred Stock shall not be subject to redemption, whether at the option of either the Corporation or any holder of the Series B Preferred Stock.

          FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series B Convertible issue of Preferred Shares and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

                       [NEXT PAGE IS THE SIGNATURE PAGE]

          IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its Secretary, this 29th day of September, 1997. The signature below shall constitute the affirmation or acknowledgment of the signatory, under penalties of perjury, that the instrument is the act and deed of the Corporation and that the facts stated herein are true.


                                      Name: /s/ FRANCIS S. (KIT) WEBSTER III
                                            --------------------------------
                                            Francis S. (Kit) Webster III
                                            Chief Financial Officer
                                            and Secretary

                                                                  EXHIBIT 4.1.4

                     FORM OF OPINION OF COMPANY'S COUNSEL


                               September 30, 1997


Fujitsu Limited
1015 Kamikodanaka
Nakahara-ku, Kawasaki 211
Japan

         Re:      ROSS Technology, Inc. Series B
                  Convertible Preferred Stock

Dear Sirs:

         We have acted as counsel to ROSS Technology, Inc., a Delaware corporation (the "COMPANY"), in connection with the Stock Purchase Agreement dated as of September 30, 1997 (the "AGREEMENT"), between the Company and Fujitsu Limited, a Japanese corporation ("BUYER"). We are delivering this opinion to you pursuant to Section 4.1.4 of the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

         We have made such investigations and examined such documents and records as we have deemed necessary for the purpose of rendering this opinion. In such investigations and examinations, we have assumed that the execution, delivery and performance of any agreements or consents are within the powers of each signatory and have been duly authorized and validly carried out, except to the extent that we have expressly rendered an opinion on such party's authority in this opinion. We have also assumed the genuineness of all signatures on original or certified copies, the authenticity of documents submitted to us as originals and the conformity to original or certified copies of all copies submitted to us as certified or reproduction copies. In addition, as to certain factual matters, with your permission we have obtained from public officials and from officers of the Company such certificates and assurances, and we have examined such questions of law, as we have deemed necessary for the purposes of rendering this opinion.

         We express no opinions with respect to the need for any consents, approvals, authorizations and permits of, and filings with any Governmental Entity or any other Person required to be obtained by Buyer in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby.

Fujitsu Limited
September 30, 1997
Page 2



         On the basis of the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to carry on its business as it is now being conducted.

         2. The Company has the requisite corporate power and authority to execute and deliver the Agreement and to execute and file the Certificate of Designation and to consummate the transactions contemplated by each document. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby and the execution and filing of the Certificate of Designation have been duly authorized by the Company's Board of Directors. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby. The Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         3. The Shares have been duly and validly authorized for issuance and sale to the Buyer by the Company, and upon receipt by the Company of consideration for the Shares pursuant to the terms of the Agreement, the Shares will be validly issued, fully paid and nonassessable, and will be entitled to the rights, privileges and preferences set forth in the Certificate of Designation.

         4. The Common Stock into which the Shares may be converted has been duly and validly authorized for issuance to the Buyer by the Company; and upon conversion of the Shares into shares of Common Stock pursuant to the terms of the Certificate of Designation, such shares will be validly issued, fully paid and nonassessable.

         The opinion expressed in paragraph 1 with respect to good standing is based solely upon the certificate of good standing issued by the appropriate governmental agency of the State of Delaware, and no opinion is expressed herein with respect to such matters beyond the dates as of which such certificates were issued.

         The opinions set forth above are subject to and limited by the following:

         (a) The effect of bankruptcy, insolvency, reorganization, moratorium and other laws and court decisions or other legal or equitable principles relating to, limiting or affecting the enforcement of creditors' rights generally, including, but not limited to, fraudulent transfers or conveyances, preferences and equitable subordination.

Fujitsu Limited
September 30, 1997
Page 3



         (b) The discretion of any court of competent jurisdiction in awarding equitable remedies, including but not limited to specific performance or injunctive relief.

         (c) The availability of indemnification and other remedies may be limited by federal or state securities laws.

         (d) The effect of any securities laws.

         Our opinion is limited to the laws of the State of California, the Delaware General Corporation Law and the federal laws of the United States of America. We express no opinions as to the laws of any other jurisdiction or as to choice of law or conflicts of law rules.

         This opinion is intended solely for the benefit of Buyer pursuant to
Section 4.1.4 of the Agreement, and is not to be made available to or relied upon by any other person or entity or by Buyer for any other purpose or in any other context without our prior written consent.

                                       Very truly yours,



                                       Irell & Manella LLP

                                 EXHIBIT 8.6.1

                             List of Defined Terms


           The following terms are defined in the Sections indicated:

"Affiliate"                                              Section 8.6.3

"Agreement"                                              Prelude

"Buyer"                                                  Prelude

"Certificate of Designation"                             Section 4.1.4

"Closing"                                                Section 1.3

"Closing Date"                                           Section 1.3

"Company"                                                Prelude

"Company SEC Filings"                                    Section 2.6

"DKB Guarantees"                                         Section 1.2

"Fairness Opinion"                                       Recital C

"GAAP"                                                   Section 8.6.2

"Governmental Authority"                                 Section 2.8

"Guarantee Payment"                                      Section 1.2

"Indemnified Buyer"                                      Section 6.1

"Indemnified Buyer Losses"                               Section 6.1

"Indemnified Seller Losses"                              Section 6.2

"Intellectual Property Rights"                           Section 2.11.1

"Law"                                                    Section 2.4

"Material Adverse Effect"                                Section 2.4

"NASDAQ Proceedings"                                     Section 2.7

"Person"                                                 Section 8.6.3

"Proceedings"                                            Section 2.7

"Proprietary Software"                                   Section 2.11.4

"Securities Act"                                         Section 2.3.3

"Series B Preferred Stock"                               Recital A

"Shareholders Agreement"                                 Section 2.3.3

"Shares"                                                 Section 1.1

"Subsidiary"                                             Section 8.6.3

"Third Party IP"                                         Section 2.11.1





                                       20